Exhibit 99.1

MOJO DATA SOLUTIONS, Inc. TO ACQUIRE NEW PATENTED TECHNOLOGY

Patented Water Technology for the Oil and Gas Industry

Cedar Hill, TX, February 20, 2020 - MOJO Data Solutions, Inc. (OTCPINKS: MJDS) has plans to affiliate with TWL Water Technologies, LLC (“TWL”), which has rights to multiple patented and patent pending technologies that focus on water treatment, remediation, and reuse.

The idea behind the patented technology started by researching the largest problem areas for water waste and contamination, which led to a focus on the oil and gas, mining, agriculture and livestock industries.

“The current solution to industry pollution is remediation based on parts per million (PPM) or ‘Solution by Dilution’, which doesn’t really fix the problem of polluting our natural resources; it’s more of a legal loophole,” says Noe Lopez, Sr., the President of TWL Water Technologies, LLC.

The patent for this water technology was received on February 12, 2019. It was initially used for cleaning and recycling of water used in hydraulic fracturing, or fracking, a process used in oil and gas drilling, but has proven to be effective in its use in these other industries.

As MOJO Data Solutions, Inc. transitions to a focus on water technologies, the company plans to submit for a name and ticker change and an increase in authorized shares of common stock to 500,000,000, which should be requested within the next thirty (30) days. More announcements on the company’s business strategies and projects for 2020 will follow.

For more information on TWL Water Technologies, please review https://www.twlwater.com or contact:

TWL Water Technologies, LLC

610 Uptown Blvd, Suite 2000

Cedar Hill, TX 75104

(877) 553-1004

office@twlwater.com

https://www.otcmarkets.com/stock/MJDS/disclosure